Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2015 First Quarter Results

Record Q1 Revenues

Mountain View, CA. – May 7, 2015 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the first quarter ended April 4, 2015.

•	Revenues were $10.8 million in the first quarter of 2015, up 5% from $10.3 million in the 2014 first quarter and a record for first quarter revenues.
•	Gross margin for the 2015 first quarter was 50.1%, up from 48.9% in the first quarter of the prior year.
•	Operating income in the 2015 first quarter was $0.4 million compared with operating income of $0.6 million in the 2014 first quarter.
•	Net income for the first quarter of 2015 was $0.2 million, or $0.02 per diluted share. Net income for the prior year period was $0.5 million, or $0.05 per diluted share.
•

Guidance: The Company expects to achieve revenue of $48 million to $51 million for the full year 2015, although the Company will continue to assess the impact to its business of the recent strong currency adjustments on a global basis.  For the 2015 second quarter, we anticipate revenue of $10.7 million to $11.1 million, gross margin is anticipated to come in between 49% and 51%, and operating expenses are expected to be $5.0 million to $5.2 million.

President and CEO Will Moore said, “Our business continued its strong momentum into the first quarter as both capital equipment and consumable revenues progressed and international sales held up well in the face of monetary fluctuations that resulted in higher prices for our systems. We were especially encouraged by the excellent launch and reception of the Cyclo G6™ laser platform for glaucoma, which we introduced commercially during the period and which resulted in robust initial sales.”

Recent Business Highlights

•	IRIDEX announced the first commercial sales of its new Cyclo G6 laser platform, designed to treat patients diagnosed with a range of glaucoma disease states.
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IRIDEX was granted a patent by the United States Patent and Trademark Office for a new proprietary disposable device, the iClip™ Closure Device, intended to replace certain suturing techniques in eye surgery.

Share Repurchase Program

During the 2015 first quarter, the Company continued to execute its share repurchase program.  Approximately 22,000 shares were repurchased at an average price of $8.89 per share during the 2015 first quarter.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, May 7, 2015, at 5:00 pm Eastern Time.  Interested parties may access the live conference call by dialing (877) 407-0784 (US) or (201) 689-8560 (International) and requesting the IRIDEX 2015 First Quarter Results Conference Call, or by visiting the Company’s website at www.iridex.com.  A telephone replay will be available beginning on Thursday, May 7, 2015 through Thursday, May 14, 2015 by dialing (877) 870-5176 (US) or (858) 384-5517 (International) and entering Replay Pin # 13607305.  In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning its anticipated revenues, the impact of future changes in currency exchange rates, future demand and order levels for the Company’s products, the markets in which the Company operates, trends in treatment and product adoption and usage, product plans and future product releases, the Company’s guidance concerning fiscal 2015 second quarter and annual financial results, including anticipated ranges of revenue, gross margin, operating expenses and gross margin rates, the Company’s share repurchase program, and the Company’s strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Jim Mackaness	Matt Clawson
Chief Financial Officer	Pure Communications
& Chief Operating Officer	949-370-8500
650-940-4700	matt@purecommunicationsinc.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	April 4,	March 29,
	2015	2014
Total revenues	$10,796	$10,329
Cost of revenues	5,386	5,274
Gross profit	5,410	5,055
Operating expenses:
Research and development	1,281	1,194
Sales and marketing	2,071	1,748
General and administrative	1,655	1,516
Total operating expenses	5,007	4,458
Income from operations	403	597
Other expense, net	7	97
Income from operations before provision for income taxes	396	500
Provision for income taxes	150	13
Net income	$246	$487
Net income per share:
Basic	$0.02	$0.05
Diluted	$0.02	$0.05
Weighted average shares used in computing net income per share:
Basic	9,868	9,963
Diluted	10,108	10,526

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	April 4,	January 3,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$13,122	$13,303
Accounts receivable, net	8,020	8,337
Inventories	9,854	9,119
Prepaid expenses and other current assets	589	510
Deferred income taxes - current	1,625	1,625
Total current assets	33,210	32,894
Property and equipment, net	1,016	735
Intangible assets, net	280	284
Goodwill	533	533
Deferred income taxes - long term	7,001	7,151
Other long-term assets	210	221
Total assets	$42,250	$41,818

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,524	$1,758
Accrued compensation	1,399	1,863
Accrued expenses	1,583	1,770
Accrued warranty	511	469
Deferred revenue	1,197	1,179
Total current liabilities	7,214	7,039
Long-term liabilities:
Other long-term liabilities	1,026	1,043
Total liabilities	8,240	8,082
Stockholders' equity:
Common stock	109	108
Additional paid-in capital	38,538	38,511
Accumulated deficit	(4,637)	(4,883)
Total stockholders' equity	34,010	33,736
Total liabilities and stockholders' equity	$42,250	$41,818